EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-150248) on Form S-11 of Owens Mortgage Investment Fund of our report dated March 31, 2010, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 31, 2010, relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for noncontrolling interests.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Perry-Smith LLP

San Francisco, California
April 20, 2010